MATRIX BANCORP, INC.                                   CONTACT: DAVID W. KLOOS
700 Seventeenth Street, Suite 2100                       CHIEF FINANCIAL OFFICER
Denver, Colorado 80202                                           (303) 595-9898

For Immediate Release July 18, 2003

            MATRIX BANCORP ANNOUNCES RESIGNATION OF PRESIDENT AND CEO
                             OF ITS BANK SUBSIDIARY

     Denver, Colorado - July 18, 2003 - Matrix Bancorp, Inc. (NASDAQ:MTXC) announced today that Stephen G. Skiba has resigned as President and CEO of Matrix Capital Bank. Matrix Capital Bank is a wholly owned subsidiary of Matrix Bancorp. Mr. Skiba has agreed to serve as a consultant to Matrix Capital Bank from time to time over the next 12 months.

     D. Mark Spencer, President and Co-CEO of Matrix Bancorp and the new President and CEO of Matrix Capital Bank, commented: "We thank Steve for his service to Matrix Capital Bank over the past several years, but understand his decision to move on and pursue other business opportunities. The past several years have seen significant changes at Matrix Capital Bank, including moving its headquarters from Las Cruces to Denver and the sale of the mortgage origination platform at its Matrix Financial subsidiary. And Steve has been instrumental in helping assure these changes have been dealt with timely and efficiently. We will continue, however, to execute on the long-standing business plan at Matrix Capital Bank and expect business to continue as usual going forward."

     Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "predict," "plan," "estimate," or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this report could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to the ongoing or future bankruptcies filed by clients or customers; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; possible future litigation; the actions or inactions of third parties; the risks and uncertainties discussed elsewhere in this report and in Matrix Bancorp's current report on current report on Form 8-K, filed March 14, 2001; and the uncertainties set forth from time to time in Matrix Bancorp periodic reports, filings and other public statements.

     Matrix Bancorp is a unitary thrift holding company headquartered in Denver, Colorado. Its subsidiaries' operations are conducted primarily in Colorado, Arizona, Texas and New Mexico.